                                                                   EXHIBIT 10.13


                  [LETTERHEAD OF EMPIRE VALUATION CONSULTANTS]


PRIVATE & CONFIDENTIAL

December 24, 2001

Board of Directors of Interiors, Inc.
Attention:   Messrs: Richard Josephberg & Roger Lourie
Outside Directors
Interiors, Inc.
320 Washington Street
Mount Vernon, NY 10553

Dear Sirs:

The Board of Directors of Interiors, Inc. ("Interiors" or the "Company") has asked Empire Valuation Consultants. Inc. ("Empire") to render our opinion to the Board as to whether the net consideration (the "Purchase Price") to be paid by A.P.F. Acquisition Corp. ("Purchaser," a New York Corporation) upon its proposed purchase of the assets and the assumption of assumed liabilities ("Net Assets") of A.P.F. Master Framemakers ("APF Division," a division of Interiors), is fair from a financial point of view to the "Seller," Interiors. Capitalized terms defined in the Asset Purchase Agreement and its attached Exhibits dated December 21, 2001 ("Asset Purchase Agreement") and used herein shall have the same meanings as set forth in the Asset Purchase Agreement unless otherwise specifically defined herein. The effective date of this Fairness Opinion ("Opinion") is December 21, 2001, the date that the Board approved the final terms of the Asset Purchase Agreement.

Under the terms of the Asset Purchase Agreement;

         1.) The Closing Date shall be on or before December 27, 2001 at the offices of Greenberg Traurig, LLP, or such other time and place as the parties may otherwise agree;

         2.) The Purchase Price for the APF Division's Net Assets is $1,750,000 payable as follows;
                  a) Assumption of $1 million of debt due to Landis Brothers, such debt shall be transferred from Interiors' books to the books of the Purchaser; and
                  b) Receipt of a secured 7% Promissory Note of the Purchaser in the

Board of Directors of Interiors, Inc.
December 24, 2001
Page 2


                           amount of $750,000 payable to Interiors in two installments. The Purchaser has the right to receive a $250,000 reduction in the Promissory Note if both the first installment of $500,000 is paid in full by December 27, 2002 and by no later than March 31, 2002 the Purchaser obtains from 320 Washford LLC a full and complete release of Interiors on the Main Lease for the Mount Vernon facility;

         3.) Additional consideration in the Asset Purchase Agreement included as part of Empire's Opinion includes:
                  a) A personal Guaranty of the Purchaser's Promissory Note by Max Munn;
                  b) Assignment and Assumption of certain leases by the Purchaser;
                  c) Termination of certain related party agreements between Munn Affiliated Group and Interiors, not including the termination of the Employment Agreement between Max Munn and Interiors;
                  d) Issuance of a Consulting Agreement, dated December 28, 2001, between Interiors and Max Munn; and

         4.) Specifically excluded from consideration in Empire's Opinion are any agreements related to Sections 5.11 - Securities Cancellation and Redemption.

Due Diligence Review Process

In connection with our analysis, we researched and/or reviewed the materials and documents and held discussions with individuals specifically outlined.

Regarding Interiors and its APE Division, we have:

o Held discussions with the following individuals regarding the Company's current financial position and performance:

         (a) Senior management at Interiors, including Robert Conologue, CFO and Executive Vice President of Interiors, and Tim Abbazia, Vice President & Controller, with whom we discussed the Company's past operations, current financial condition and future outlook. Input was also received from Max Munn, CEO; and

         (b) Discussions with DN Partners regarding market conditions for businesses in this field.

o Researched relevant company specific and market information, along with key economic and industry data;

Board of Directors of Interiors, Inc.
December 24, 2001
Page 3


o Reviewed internal financial statements for APF for its fiscal year ended June 30, 2001, and for the three months ended September 30, 2001, as well managements' official original budget for 2002, and its most current forecast for 2002, and forecasts for Visions product line;

o Interior's Confidential Memorandum. created by DN Partners, about APF, for the purpose of offering APF for sale. Reviewed with management and the Outside Directors the results of the sale effort, including a December 19, 2001 memo summarizing the sale effort) and the prospective terms of the only competing expression of interest (not a formal offer);

o        Reviewed Company marketing literature and information;

o Reviewed a copy of a valuation of a 100% equity interest (excluding debt financing) of the APF Division as of November 30, 2001, issued by Empire on December 5, 2001; and

o Conducted such other studies, analyses, and inquiries that we deemed appropriate.


Regarding the proposed transaction, we reviewed and discussed appropriate aspects of the Asset Purchase Agreement with Interior's management and its Outside Directors. In addition, we have reviewed the following information:


o        A draft copy of the Asset Purchase Agreement and Exhibits.

o Executed copy of Assumption of Lease by Purchaser for 320 Washington Street, Mount Vernon, New York and executed copy of Lease Agreement, dated January 1, 1997 between 320 Washford LLC and Interiors.

o Executed Consulting Agreement, dated April 1, 1995, and amendments between Morris Munn and Interiors.


Limiting Conditions

In connection with our analysis, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial or other information provided to us or publicly available. We made a physical inspection of the Company's Mount Vernon, New York headquarters location, but we have not done an independent appraisal of any tangible assets of the Company.

Board of Directors of Interiors, Inc.
December 24, 2001
Page 4


Our Opinion is necessarily based on business, economic, market and other conditions, as they exist as of the date of this letter. Our Opinion is limited to the fairness of the Purchase Price in the Asset Purchase Agreement to Interiors as of December 21, 2001, from a financial point of view. Our Opinion specifically excludes consideration of any agreements contain in Section 5.11 of the Asset Purchase Agreement as part of the Purchase Price and we have not rendered an opinion relative to that Section.

We have also relied upon and assumed, without independent verification, that the financial forecasts and projections which were provided by Interiors (as expanded and modified by Empire with management input) have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and we do not assume any responsibility for their accuracy. Nevertheless, nothing has come to Empire's attention that would render the use of, and reliance upon, the aforementioned projections and other information provided by Interiors' management as being unreasonable.

This Opinion does not take into consideration any tax consequences related to Interiors as a result of the Proposed Transactions.

In arriving at our opinion, no current independent appraisals of the physical assets or liabilities of the Company were obtained.

We have assumed that the final Asset Purchase Agreement and related documents will contain text, terms, and data substantially similar to those upon which Empire has relied.





                   [Remainder of Page Intentional Left Blank]

Board of Directors of Interiors, Inc.
December 24, 2001
Page 5


Fairness Opinion

Based upon the foregoing, and in reliance thereon, it is our opinion, as financial advisors to Interiors' Board, that the Purchase Price being paid for the Net Assets of the APF Division as stated in the Asset Purchase Agreement (excluding Sections 5.11) is fair to Interiors, from a financial point of view.


Sincerely,

Empire Valuation Consultants, Inc.


/s/ Terence L. Griswold
Terence L. Griswold, ASA
Managing Director



/s/ Scott A. Nammacher
Scott A. Nammacher, ASA, CFA
Managing Director